UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2024

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111
San Antonio, Texas 78249
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

As of March 4, 2024, Clear Channel Outdoor Holdings, Inc. (the “Company”) expects that it will soon begin a refinancing process (a “CCIBV Refinancing Transaction”) with respect to its $375,000,000 aggregate principal amount of 6.625% senior secured notes due 2025 (the “Existing CCIBV Notes”) issued by Clear Channel International B.V. (“CCIBV”), an indirect wholly owned subsidiary of the Company. The Company expects that the CCIBV Refinancing Transaction would extend the maturity date for such refinanced indebtedness from 2025 to 2027, among certain other modifications. The CCIBV Refinancing Transaction is expected to be effectuated through a new senior secured term loan facility with CCIBV as the borrower and certain subsidiaries of CCIBV as guarantors under substantially similar terms as the Company’s existing senior secured term loan facilities with certain modifications that may be required in light of current market conditions and customary practice, which may include an increased effective interest rate. CCIBV expects to deliver conditional notices of redemption, calling for the redemption of all of the outstanding Existing CCIBV Notes, substantially concurrently with the consummation of any CCIBV Refinancing Transaction and the receipt of the net proceeds therefrom. The Company gives no assurance that the CCIBV Refinancing Transaction will occur on the foregoing terms or at all.

Item 8.01	Other Events.

On March 4, 2024, the Company issued a press release announcing the pricing of $865,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2030 (the “Notes”). The issuance and sale of the Notes is expected to be completed on March 18, 2024, subject to customary closing conditions. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In connection with the pricing of the Notes, on the same date, the Company entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Company, the guarantors named therein (the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers, relating to the sale of the Notes. The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Guarantors, customary conditions to closing, indemnification obligations of the Company and the Guarantors (including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”)), other obligations of the parties and termination provisions.

The issuance of the Notes is part of a refinancing transaction whereby the Company intends to enter into an amendment to its existing senior secured credit facilities (including any other amendments, the “Amendment”), which is expected to extend the maturity of the Company’s term loan B facility from 2026 to 2028. The Company expects to close the Amendment concurrently with the closing of the offering of the Notes. The closing of the offering of the Notes is not conditioned on the closing of any amendment to the Company’s existing senior secured credit facilities.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements,” including within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, but are not limited to, all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Notes, the Amendment, the CCIBV Refinancing, and the anticipated terms and use of proceeds of the Notes or from the CCIBV Refinancing. The words “will,” “believe,” “expect,” “anticipate,” “continue,” “look forward to,” “well-positioned to,” “remains,” “further,” “estimate,” “forecast,” “goals,” “targets” and similar words and expressions are intended to identify such forward-looking statements. In addition, numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not the issuance of the Notes, the Amendment or the CCIBV Refinancing

will be consummated and the terms, size, timing and use of proceeds of the Notes, the Amendment or the CCIBV Refinancing, as may be applicable. Many of the factors that will determine the outcome of the subject matter of this Current Report on Form 8-K are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Clear Channel Outdoor Holdings, Inc. on March 4, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: March 4, 2024	By:	/s/ Lynn A. Feldman
Lynn A. Feldman
Executive Vice President, Chief Legal Officer and Corporate Secretary